EXHIBIT 99.35

CONTACT:

Trevor Bryant

Cord Blood America, Inc.

310/432-4090

tbryant@cordpartners.com

Paul Knopick

E & E Communications

(949) 707-5365

pknopick@eandecommunications.com

For Immediate Release

CORD BLOOD AMERICA EXPECTS SECOND QUARTER REVENUES COULD SET RECORD

LOS ANGELES, CA. – July 27, 2006 – Cord Blood America, Inc. (OTC BB:  CBAI), the umbilical cord blood stem cell preservation company which is focused on bringing the life saving potential of stem cells to families nationwide (http://www.cordpartners.com), today announced that it expects to file its Second Quarter Form 10-QSB with the U.S. Securities & Exchange Commission in mid-August.

The Company gave guidance today, saying it expects revenues for the second quarter ended June 30, 2006, will exceed $900,000 and could be a record for the Company.  Revenues in the same period in 2005 totaled $665,582.   The highest previous quarter was $819,814 in 1st quarter of 2005.

“We are working with our auditors to get all the financial results to our shareholders as quickly as possible,” said Matthew Schissler, CEO.  “As we announced in May of this year, we experienced record sales figures for our wholly owned subsidiary, Cord Partners, in the first quarter of 2006.  With our revenue recognition requirements, we are only now beginning to see the results of that record sales quarter.  As more and more families understand the wisdom in storing umbilical cord blood and, with our affordable storage plan, we will work hard to continue increasing sales and revenues significantly.”

About Cord Blood America

Cord Blood America (OTC BB:CBAI.OB - News) is the parent company of Cord Partners, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. (OTC Bulletin Board: CBAI), visit our website at www.cordpartners.com. For investor information, visit www.cordblood-america.com.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as 'anticipate,' 'believe,' 'expect,' 'future,' 'intend,' 'plan,' and similar expressions to identify forward-looking statements. These statements including those related to the expected quarterly revenue total, the potential record setting of the second quarter of 2006, the significant increase of sales and revenues, and the future recognition of first quarter sales efforts, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The company's past performance is not necessarily indicative of its future performance. The company does not undertake, and the company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.